Exhibit 99.1

Dexcom Announces Promotion of Jake Leach to the Expanded Role of President and COO

SAN DIEGO--(BUSINESS WIRE)—May 13, 2025-- DexCom, Inc. (NASDAQ: DXCM), the global leader in real-time continuous glucose biosensing, today announced the promotion of Jake Leach to president, in addition to his current role as chief operating officer which he has held since 2022.

With more than 21 years of leadership experience at Dexcom, Mr. Leach helped steer the company’s biosensing platforms since the launch of its first commercial system. In his chief operating officer role, he provides end-to-end responsibility for product development at Dexcom as well as oversight of executive leadership functions, including global operations, research and development, quality management, regulatory and medical affairs. In his role as president, Mr. Leach will take on the additional responsibility of oversight of Dexcom’s corporate development and strategy efforts.

“My confidence in Dexcom’s future opportunities and the quality of our leadership have never been greater,” said Kevin Sayer, chairman and chief executive officer. “Jake has strengthened the company’s ability to innovate and achieve ambitious goals that will benefit the future of metabolic health. I have no doubt that he will build upon these accomplishments with his promotion to president.”

“There are few companies in the world with an opportunity to address the greatest challenges in global health while simultaneously benefiting our customers, shareholders and communities,” said Mr. Leach. “Taking on the role of president at this moment in our company’s history is incredibly exciting and I look forward to working with Kevin to lead Dexcom into a bright future.”

About DexCom, Inc.
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

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